Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated June 17, 2014

FOR BROKER-DEALER USE ONLY
Equity Derivatives Structuring – New York

J.P.Morgan
June 2014

The J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index

OVERVIEW

The J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index (ticker: EQJPTE20) (the "Index") is an investable index intended to provide capped exposure to the performance of the Euro STOXX 50 Index. The European Equities 20/8 (EUR) Index targets an annualized volatility of 20% on a daily basis by dynamically adjusting its exposure between the Euro STOXX 50 Index and the cash component based on the historical volatility of the Index's exposure to the Euro STOXX 50 Index subject to an exposure cap to the Euro STOXX 50 Index of 200%.

Index Features:

- Volatility Target Strategy: The Index seeks to maintain its target volatility of 20% by dynamically allocating its exposure between the Euro STOXX 50 Index (the "Equity Component") and a cash component based on realized volatility of the Equity Component. The exposure to the Equity Component ranges from 0% to 200%.
- Capped Basket Strategy: The Index's exposure to its Equity Component is subject to the return cap of 8%. When an index return is subject to a return cap, the choice of the starting date and ending date of the calculation effectively determines how much limiting effect the return cap will have on the index return over the relevant period of time. To mitigate this effect and to smooth out the effects of the return cap, the Index employs a capped basket strategy to calculate its returns and closing levels (the "Capped Basket Strategy"). The Capped Basket Strategy is implemented through 21 capped volatility target baskets, which creates a smoothing effect (see "The Smoothing Mechanism" herein for further information).

Volatility Control Rationale

- Volatility Control mechanism continuously adjusts the exposure to the Euro STOXX 50 Index with the aim of achieving a constant realized volatility.
- Historically, deleveraging in periods of high volatility and re-leveraging in periods of low volatility (i.e. risk budgeting) can generate attractive risk-adjusted returns combined with reduced drawdowns in market stress scenarios.

The Smoothing Mechanism

- The Index employs a capped basket strategy using 21 capped volatility target baskets (the "Capped Baskets") to calculate the returns of the Index subject to the 8% return cap, in an attempt to smooth out the effects of the return cap.
- On each calculation day, the Index calculation agent calculates the average of the levels of the Capped Baskets to reflect the return of the Index's aggregate exposure to the Euro STOXX 50 Index.
- On each calculation day of the Index, the return of each Capped Basket is calculated for the period from its immediately preceding reset date to that calculation day subject to the return cap of 8%.

Hypothetical Volatility Comparison: May 28, 1999 through May 30, 2014


The Index
Euro STOXX 50 Index
Target Volatility
55%
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
May-99
May-00
May-01
May-02
May-03
May-04
May-05
May-06
May-07
May-08
May-09
May-10
May-11
May-12
May-13
May-14

Hypothetical Back-tested Data and historical performance comparison: May 28, 1999 through May 30, 2014


The Index
Euro STOXX 50 Index
160
140
120
100
80
60
40
May-99
May-00
May-01
May-02
May-03
May-04
May-05
May-06
May-07
May-08
May-09
May-10
May-11
May-12
May-13
May-14

Source: J.P. Morgan, Past performance is not indicative of future performance.. The returns of the Capped Baskets (which are used to calculate the level of the Index) are equally weighted only on the Index Base Date of January 30, 2014. As a result, hypothetical back-tested performance prior to the Index Base Date is generated in such a manner as to achieve an equal weighting for all capped basket returns on the Index Base Date. The Index Base Date occurs prior to the Index Live Date of April 29, 2014. Accordingly, hypothetical back-tested performance prior to the Index Base Date may not reflect the same returns that would have been achieved if the returns of the Capped Baskets were not required to be equally weighted on the Index Base Date. Likewise, due to the equal weighting of the returns of the Capped Baskets on the Index Base Date, hypothetical back-tested performance for any period prior to the Index Base Date may not be a suitable comparison with hypothetical back-tested performance for the period from the Index Base Date to the Index Live Date.

DISCLAIMER

This factsheet provides generic information regarding the J.P. Morgan
TargetTracker: European Equities Series 20/8 (EUR) Index (the "Index"), which may be referenced by certain types of products. Nothing herein constitutes a recommendation, offer or solicitation to buy or sell any securities, participate in any transaction or adopt any investment strategy or as legal, tax, regulatory or accounting advice. The information contained in this factsheet is as of the date specified above, and neither J.P. Morgan nor any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives or agents (each a "Relevant Person") is under any obligation to update such information. This factsheet has been prepared by the specific trading area and is not a product of J.P. Morgan's research department.

None of the Relevant Persons makes any representation or warranty, whatsoever, express or implied, as to the results that may be obtained through the use of the Index. Each Relevant Person hereby expressly disclaims all warranties of accuracy, completeness, merchantability, or fitness for a particular purpose with respect to any information contained in this document or the rules relating to the Index and no Relevant Person shall have any liability (direct or indirect, punitive, consequential or otherwise) to any person even if notified of the possibility of any such damages.

During the course of their normal business, any Relevant Person may enter into or promote, offer or sell transactions or investments (structured or otherwise)
linked to the Index and/or any of the indices referenced in the Index. In addition, any Relevant Person may have, or may have had, interests or positions, or may buy, sell or otherwise trade positions in or relating to the
Index or any of the indices referenced therein or related derivatives, or may invest or engage in transactions with other persons, or on behalf of such persons relating to these items. Such activity may or may not have an impact on the performance of the Index. Neither J.P. Morgan nor its affiliates or subsidiaries have any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favourable to anyone with exposure to the Index.

This factsheet is not intended to provide the full details of the Index and should be regarded as illustrative only. Persons interested in the Index should refer to the official Index Rules for a complete description of the rules and operating methodology.  No person should make an evaluation of the advantages and disadvantages of any financial instrument linked to the Index or otherwise participating in any transaction referencing the Index on the basis of this document. Such evaluation should be made solely on the basis of the information contained in the relevant offering document or final transaction documents when available and the Rules. All persons should conduct their own investigations and consult with their own professional advisors when evaluating the Index without reliance on any Relevant Person (as defined above). None of the
Relevant Persons is a fiduciary or advisor to any person interested in gaining exposure to the Index.

Any "backtesting" information provided herein is illustrative only and derived from proprietary models based on certain data (which may or may not correspond with the data that someone else would use to back-test the Index) and assumptions and estimates (not all of which may be specified herein and which are subject to change without notice). The results obtained from different models, assumptions, estimates and/or data may be materially different from the results presented herein and such "backtesting" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. J.P. Morgan expressly disclaims any responsibility for
(i) the accuracy or completeness of the models, assumptions, estimates and data used in deriving the "backtesting" information, (ii) any errors or omissions in computing or disseminating the "backtesting" information, and (iii) any uses to which the "backtesting" information may be put by any recipient of such information.

Risk Factors

The description of investment risks that follows is not, and does not purport to be, exhaustive. This document is a description of the proprietary Index and not of any particular product. Therefore, investors should carefully read and understand the terms of the particular product prior to investing in it. Market
Risk: Index derives its returns from the Euro STOXX 50 Index. The Equity
Component presents investment risks.

Potential Conflicts of Interest: Potential conflicts of interest may exist in the structure and operation of the Index and in the course of the normal business activities of J.P. Morgan or any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents.

Lack of Operating History: The Index was recently developed and therefore has limited operating history to evaluate its performance. Any back-testing or similar analysis performed in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the index calculation agent when determining the level of the Index pursuant to the
Index Rules. Past performance should not be considered indicative of future performance.

No one may reproduce or disseminate the information contained in this document without the prior written consent of J.P. Morgan. These materials are not intended for distribution to, or use by any person or entity in any jurisdiction or country where such distribution or use would be contrary to law or regulation. In particular, these materials are not intended for distribution to any person in the United States or to or for the account of any "U.S.
person," as defined in Regulation S under the US Securities Act. In the United
Kingdom, these materials shall only be available to persons of a kind described in Article 19(5) of the Financial Services and Markets Act 2000 (Financial
Promotion) Order 2005 and specifically not to any private customers. In other countries, these materials are available for distribution only to persons regarded as professional investors (or the equivalent) in their home jurisdiction.

J.P. Morgan is a marketing name for the investment banking business of JPMorgan
Chase and Co. and its subsidiaries worldwide. J.P. Morgan Securities Ltd., J.P.
Morgan plc and JPMorgan Chase Bank, N.A., London branch are each authorised and regulated by the FSA. J.P. Morgan Securities Inc. is a member of the NYSE and
SIPC. J.P. Morgan Securities (Asia Pacific) Limited (CE number AAJ321) is regulated by the Hong Kong Monetary Authority. JPMorgan Chase Bank, N.A.,
Singapore branch is regulated by the Monetary Authority of Singapore ("MAS").
J.P. Morgan Securities Asia Private Limited is regulated by the MAS and the
Financial Services Agency in Japan. JPMorgan Bank Canada is regulated by the
Office of the Superintendent of Financial Institutions. J.P. Morgan Securities
Ltd. Registered in England and Wales No. 2711006. Registered Office 125 London
Wall, London, EC2Y 5AJ. JPMorgan Chase Bank, National Association. Organised
under the laws of USA with limited liability. Main Office: 1111 Polaris
Parkway, Columbus, Ohio 43240 USA. Registered as a branch in England and Wales branch No. BR000746. Registered Branch Office 125 London Wall, London EC2Y 5AJ.
J.P. Morgan plc. Registered in England and Wales No. 248609. Registered Office
125 London Wall, London EC2Y 5AJ. J.P. Morgan Europe Limited. Registered in
England and Wales No. 938937. Registered Office 125 London Wall, London EC2Y 5AJ.
All authorised and regulated by the Financial Services Authority.

IRS Circular 230 Disclosure:  JPMorgan Chase and Co. and its affiliates do not provide tax advice.  Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase and Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Copyright 2014 JP Morgan Chase and Co. All Rights reserved. Additional information is available upon request.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com June 2014